                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               IMPERIAL BANCORP
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                          [LOGO OF IMPERIAL BANCORP]

                            IMPERIAL BANK BUILDING
                                P.O. BOX 92991
                         LOS ANGELES, CALIFORNIA 90009
                                (310) 417-5600

                                                                 April 15, 1998

TO OUR SHAREHOLDERS:

  We are pleased to invite you to attend the Annual Meeting of Shareholders of the Company which will be held at our offices in the Imperial Bank Building, 9920 South La Cienega Boulevard, Second Floor, Inglewood, California 90301, on Thursday, May 21, 1998, at 10:00 a.m.

  The matters upon which Shareholders will be asked to act will be to elect directors, and to ratify the appointment of KPMG Peat Marwick LLP as the Company's independent accountants. Information about these matters is set forth in the attached Proxy Statement.

  Although you may presently plan to attend the meeting, I urge that you complete your proxy and date, sign and return the proxy in the enclosed postage paid envelope. If you attend the meeting, as I hope you will, you may vote in person even though you have previously mailed the executed proxy card.

                                            /s/ George L. Graziadio, Jr.

                                              George L. Graziadio, Jr.
                                        Chairman of the Board, President and
                                               Chief Executive Officer

                          [LOGO OF IMPERIAL BANCORP]

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD MAY 21, 1998

  The Annual Meeting of Shareholders of Imperial Bancorp will be held at the Company's offices in the Imperial Bank Building, 9920 South La Cienega Boulevard, Second Floor, Inglewood, California 90301, on May 21, 1998, at 10:00 a.m., to consider and vote upon the following proposals:

    1. The election of seven directors.

    2. To ratify the appointment of KPMG Peat Marwick LLP as independent accountants for 1998.

    3. Any other business that may properly come before the meeting.

  The foregoing matters are more fully described in the accompanying Proxy Statement.

  Shareholders of record at the close of business on March 6, 1998, will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Richard M. Baker

                                          Richard M. Baker
                                          Secretary

                          [LOGO OF IMPERIAL BANCORP]

                                PROXY STATEMENT

                               VOTING AND PROXY

  The enclosed proxy is being solicited by the Board of Directors of Imperial Bancorp, a California corporation, and will be voted at the Annual Meeting of Shareholders on May 21, 1998, unless revoked prior to the voting thereof.

  The solicitation of proxies will be by mail and the cost will be borne directly by the Company. Additionally, officers and other Company employees may solicit proxies by telephone, telegram or personally. Upon request, the Company will reimburse banks, brokers, nominees and related fiduciaries for reasonable expenses incurred by them in sending annual reports and proxy materials to beneficial owners of the Company's stock.

  All shares represented by each properly executed unrevoked proxy received in time for the meeting will be voted. Any proxy given may be revoked any time prior to its exercise by filing with the Secretary of the Company a writing revoking it or a duly executed proxy bearing a later date, or by attending and voting in person. The Proxy Statement and the accompanying Form of Proxy will be first mailed to the Company's Shareholders on or about April 15, 1998.

VOTING SECURITIES

  Shareholders of record on March 6, 1998, are entitled to notice of, and to vote at, the 1998 Annual Meeting of Shareholders or any adjournment or adjournments thereof. As of March 1, 1998, there were 39,359,370 outstanding shares of common stock. Each Shareholder is entitled to one vote for each share held on all matters to come before the meeting.

  The candidates receiving the highest number of votes, up to the number of directors to be elected, shall be elected.

NOMINATIONS FOR DIRECTORS

  Article III, Section 3(b) of the Company's By-Laws sets forth the following special procedures for nominations of directors by persons other than the Board of Directors:

    "Nominations for the election of directors may be made by the Board of Directors or by any Shareholder entitled to vote for the election of directors. Such nominations other than by the Board of Directors shall be made by notice in writing, delivered or mailed by first class United States mail, postage prepaid, to the Secretary of the corporation not less than 60 days prior to the first anniversary of the date of the last meeting of Shareholders of the corporation called for the election of directors.

      (1) Each notice shall set forth (i) the name, age, business address and, if known, residence address of each nominee proposed in such notice; (ii) the principal occupation or employment of each such nominee; (iii) the number of shares of stock of the corporation which are beneficially owned by such nominee; and (iv) such other information as would be required by the Federal Securities Law and the Rules and Regulations promulgated thereunder in respect to an individual nominated as a director of the corporation and for whom proxies are solicited by the Board of Directors of the corporation.

      (2) The Chairman of any meeting of Shareholders may, if the facts warrant, determine and declare to the meeting that a nomination was not in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded."

  To comply with the above By-Law provision, nominations for the 1998 Annual Shareholders Meeting by persons other than the Board of Directors should have been received on or before March 17, 1998. The Company did not receive any such nominations and considers such nominations to be closed.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following sets forth information as of March 1, 1998, pertaining to the securities ownership by persons known to the Company to own 5% or more of any class of the Company's voting securities, current directors of the Company and Named Executive Officers. The information contained herein has been obtained from the Company's records, from various filings made by the named individuals with the Securities and Exchange Commission or from information furnished directly by the individuals or entity to the Company.

  The Company is of the opinion that there is no person who possesses directly or indirectly the power to direct or cause direction of the management and policies of the Company, nor is it aware of the existence of a group of persons formed for such purpose, whether through the ownership of voting securities, by contract or otherwise.

  The table should be read with the understanding that more than one person may be the beneficial owner or possess certain attributes of beneficial ownership with respect to the same securities. Thus, careful attention should be given to the code designations and footnote references set forth in the column "Nature of Holdings." In addition, options with respect to shares exercisable or shares issuable within 60 days of the date of this information are deemed to be outstanding and have been utilized in calculating the percentage ownership of those individuals possessing such interest. Thus, the total number of shares considered to be outstanding for the purposes of this table may vary depending upon the stockholder's particular circumstance.

           NAME AND ADDRESS OF BENEFICIAL OWNER         SHARES   NATURE OF PERCENT OF
      AND POSITION HELD FOR WHICH INCLUSION REQUIRED     HELD    HOLDINGS    COMMON
      ----------------------------------------------   --------- --------- ----------
  1.  George L. Graziadio, Jr.--Chairman of the
       Board, President & CEO
      --Direct Ownership                                 244,270 AC(1)(2)
      --Graziadio Investment Company                   3,305,760 AC(2)(3)
      --Exercisable under 1986 Stock Option Plan         675,847    AC(2)
      --Employee Stock Ownership Plan                        224     A(2)
      --Profit Sharing Plan                                  182    AC(2)
                                                       ---------
                                                       4,226,283             10.73%
  2.  Norman P. Creighton--Director
      --Direct Ownership                                 452,449    AC(1)
      --Exercisable under 1986 Stock Option Plan         525,847       AC
      --Employee Stock Ownership Plan                      3,870        A
      --401K Plan                                         46,772       AC
      --Profit Sharing Plan                               78,039       AC
                                                       ---------
                                                       1,106,977              2.81%
  3.  Imperial Trust Company, Trustee for
      --Imperial Bancorp Profit Sharing Plan           1,254,231
      --Imperial Bancorp Employee Stock Owner-
       ship Plan                                         572,498
      --Imperial Bancorp 401K Plan                       757,064
                                                       ---------
                                                       2,583,793              6.56%

           NAME AND ADDRESS OF BENEFICIAL OWNER        SHARES  NATURE OF PERCENT OF
      AND POSITION HELD FOR WHICH INCLUSION REQUIRED    HELD   HOLDINGS    COMMON
      ----------------------------------------------   ------- --------- ----------
  4.  Bernard G. LeBeau--Director
      --Direct Ownership                                22,284    AC(2)    0.05%
  5.  G. Louis Graziadio, III--Director
      --Direct Ownership                               124,414    AC(2)
      --Custodian for Children                         103,640   BDE(4)
      --Trustee Gina and Carra Partnership             105,915   BDE(4)
      --George & Reva Graziadio
       Grandchildren's Trust                                34   BDE(4)
      --Exercisable under 1986 Stock Option Plan        31,230    AC(2)
      --Graziadio Investment Company, 3,305,760
       shares                                          134,151  E(3)(5)
                                                       -------
                                                       499,384             1.26%
  6.  Richard K. Eamer--Director
      --Direct Ownership                                24,751    AC(2)
      --Exercisable under 1986 Stock Option Plan        14,730    AC(2)    0.10%
                                                       -------
                                                        39,481
  7.  Lee E. Mikles--Director
      --Exercisable under 1986 Stock Option Plan        59,250 AC(1)(2)    0.15%
  8.  Paul A. Novelly--Director
      --Direct Ownership                                 9,157    AC(2)
      --Exercisable under 1986 Stock Option Plan        66,000    AC(2)
      --Paul A. Novelly Charitable Remainder Trust     105,000   ACE(6)
      --Apex Oil Employees Savings Plan                105,240    CD(6)
      --Novelly Exempt Trust                            60,001     E(6)
      --West Bank Trust                                455,910     E(6)
                                                       -------
                                                       801,308             2.03%
  9.  Daniel R. Mathis--President of Imperial Bank
      --Direct Ownership                                    28    AC(2)
      --Exercisable under 1986 Stock Option Plan        85,782    AC(2)
      --Employee Stock Ownership Plan                    2,587     A(2)
      --401K Plan                                        1,117    AC(2)
      --Profit Sharing Plan                                582    AC(2)
                                                       -------
                                                        90,096             0.22%
 10.  Eldon K. Lloyd--Exec. VP of Imperial Bank
      --Exercisable under 1986 Stock Option Plan        21,658    AC(2)
      --Employee Stock Ownership Plan                    3,856     A(2)
      --401K Plan                                           22    AC(2)
                                                       -------
                                                        25,536             0.06%
 11.  Richard J. Casey--Exec. VP of Imperial Bank
      --Direct Ownership                               126,553    AC(2)
      --Exercisable under 1986 Stock Option Plan        44,927    AC(2)
      --Employee Stock Ownership Plan                    2,776     A(2)
      --401K Plan                                        6,681    AC(2)
      --Profit Sharing Plan                              1,106    AC(2)
                                                       -------
                                                       182,043             0.46%

           NAME AND ADDRESS OF BENEFICIAL OWNER         SHARES   NATURE OF PERCENT OF
      AND POSITION HELD FOR WHICH INCLUSION REQUIRED     HELD    HOLDINGS    COMMON
      ----------------------------------------------   --------- --------- ----------
 12.  All Current Officers and Directors as a
      Group of 18                                      7,179,767    (7)      18.24%
 13.  Graziadio Family Trust
      (Phillip M. Bardack, Stevan Calvillo,
      William R. Lang, Trustees)
      --Beneficial Owner of More Than
       Five Percent                                    2,015,009     BD       5.11%

Notes:

  The address for all persons above is:
    Imperial Bank Building
    9920 South La Cienega Boulevard
    Inglewood, CA 90301

    A--Possess Sole Voting Power
    B--Possess Shared Voting Power
    C--Possess Sole Investment Power
    D--Possess Shared Investment Power
    E--Disclaim Beneficial Ownership
--------
(1) George L. Graziadio, Jr., Norman P. Creighton and Lee E. Mikles serve as members of the Imperial Bancorp Salary Investment, Profit Sharing and Employee Stock Ownership Plans Administrative Committee (the "Committee") which is a committee of the Board of Directors of the Company. The Committee has the power, pursuant to the Imperial Bancorp Salary Investment, Profit Sharing and Employee Stock Ownership Plans, to direct the Plan Trustee as to the manner in which it shall vote the shares of common stock held by the Trustee, other than allocated shares held in the Employee Stock Ownership Plan. The Committee acts by a majority vote. The Board also has the right to act as a committee of the entirety. The shares held by the Trustee are not included in the number of shares shown to be beneficially held by each of Messrs. George L. Graziadio, Jr., Norman P. Creighton and Lee E. Mikles as each of them disclaims direct beneficial ownership of the shares so held.
(2) Pursuant to California law, personal property held in the name of a married person may be community property as to which either spouse has the power and ability to manage and control in its entirety. The Company has no information pertaining to whether these shares are or are not community property or whether any arrangement exists between the spouses pertaining to voting or disposing of these shares and has thus assumed that, in the absence of information to the contrary, married persons share investment and voting power with their spouse.
(3) Holdings attributable to multiple parties have been adjusted to avoid duplications.
(4) G. Louis Graziadio, III holds 103,640 shares as custodian/trustee for his children, which are reported in his total. Mr. Graziadio disclaims beneficial ownership of the shares so reported.
(5) The Graziadio Investment Co. ("GIC") is a limited partnership of which the Graziadio Investment Corp. ("GI Corp.") is the General Partner. George L. Graziadio is the controlling shareholder of GI Corp. and a Class A Limited Partner of GIC. The limited partners include the George L. & Reva M. Graziadio Grandchildren's Trust No. 1 (Trust No. 1) and George & Reva Graziadio Trust (Trust). G. Louis Graziadio, III is a trustee of Trust No. 1 and trustee and beneficiary of the Trust and disclaims beneficial ownership except as to his beneficial interest, 4.0581% of GIC.
(6) Mr. Novelly is the settlor and trustee of the Paul A. Novelly Charitable Remainder Trust and has sole voting and investment power, but disclaims any beneficial ownership of its shares. He shares voting and investment power of the shares held by the Apex Oil Employees Savings Plan, but disclaims beneficial ownership. Mr. Novelly is the settlor and beneficiary of the Novelly Exempt Trust, but not a trustee, and has no voting or investment power and disclaims any beneficial ownership. Mr. Novelly is the settlor and a beneficiary of the West Bank Trust, but not a trustee, and, thus, has no voting or investment power and he disclaims beneficial ownership of the West Bank Trust's shares.
(7) There are 1,698,789 shares representing outstanding options exercisable by current officers and directors within 60 days of this table.

                      PROPOSAL 1.  ELECTION OF DIRECTORS

  Directors are elected at each Annual Meeting of Shareholders and hold office until their respective successors are elected. The By-Laws of the Company provide that the number of directors may be no less than five (5) and no more than ten (10) with the number being fixed by a resolution of the Board of Directors which has set the number as seven (7). All the nominees other than Mr. Novelly were elected to the Board at the last Shareholders Meeting. All the nominees are believed to be willing to serve as directors, but if any of them should decline or be unable to act as a director, the proxy holders will vote for the person designated by the Board of Directors to replace any such nominee.

  Set forth below is certain information as of March 1, 1998, with respect to each of the nominees.

                              DIRECTOR             PRINCIPAL OCCUPATION AND
          NAME            AGE  SINCE               OTHER DIRECTORSHIPS HELD
          ----            --- --------             ------------------------
George L. Graziadio, Jr.   78   1969   Chairman of the Board, President and Chief
                                       Executive Officer of the Company; Director of
                                       the Company; Chairman of the Board of Imperial
                                       Bank; Director of various other subsidiaries.
                                       Mr. Graziadio is engaged as an owner or partner
                                       in many other business activities, primarily in
                                       the real estate industry. Director of Coastcast
                                       Corp. Mr. Graziadio is the father of G. Louis
                                       Graziadio, III, and uncle of Lee E. Mikles,
                                       nominees for election to the Board of Directors.
Bernard G. LeBeau          76   1982   Director of the Company; Director of Imperial
                                       Bank. Chairman of the Board of Imperial Bank
                                       1982 to 1995. Financial consultant from 1979 to
                                       1982. Executive Vice President and Chief
                                       Operating Officer of the Bank from 1974 to 1979.
Norman P. Creighton        62   1985   Director of the Company; Vice Chairman of the
                                       Board, Chief Executive Officer and Director of
                                       Imperial Bank.
Richard K. Eamer           69   1985   Director of the Company; Director of Imperial
                                       Bank. Retired CEO, National Medical Enterprises,
                                       Inc.
G. Louis Graziadio, III    48   1984   Director of the Company and Imperial Trust Co.;
                                       Director of Imperial Credit Industries, Inc.
                                       President of Ginarra Holdings, Inc., and
                                       subsidiaries, a California corporation engaged
                                       in investments. Director of Vista 2000, Inc.;
                                       Director of Franchise Mortgage Acceptance Co. He
                                       is the son of George L. Graziadio, Jr., Chairman
                                       of the Board.
Lee E. Mikles              42   1996   Director of the Company; Director of Imperial
                                       Bank. Investment advisor, Mikles/Miller
                                       Management Inc. Director of Coastcast Corp.;
                                       Director of Vista 2000, Inc. He is the nephew of
                                       George L. Graziadio, Jr., Chairman of the Board.
Paul A. Novelly            54   1998   Director of the Company, Director of Imperial
                                       Bank. President of Apex Oil Co., Inc. Director
                                       of Coastcast Corp; Director of Vista 2000, Inc.;
                                       Director of Intrawest Corp.

  Mr. Novelly has been a director of Imperial Bank since 1996. He was appointed to the Board of the Company effective March 17, 1998.

  The Company does not currently have a nominating committee of the Board of Directors. Generally, the Board of Directors as a whole acts upon such matters as nominations. The Compensation Committee is composed of Messrs. Eamer and LeBeau. The Company has an Executive Committee which is composed of Messrs. Graziadio, Creighton, Muehlenbeck, Lloyd, Mathis, Casey, Chenoweth, Daley and Ms. McCarthy. The Committee meets monthly, primarily to consider and act upon various aspects of the Company's ongoing operations. The Committee may, however, consider such matters as compensation and audit and make recommendations on these or other matters to the Board of Directors in its entirety. From time to time, the Board of Directors has and will refer matters to the Executive Committee for implementation in line with policies established by the Board of Directors. The Executive Committee met 12 times during 1997.

  Messrs. Eamer and LeBeau serve on the Audit Committee, which meets quarterly, or more as needed.

  The Company's Board of Directors held 12 regularly scheduled meetings during 1997. No incumbent director, other than Mr. Eamer, attended fewer than 75% of the aggregate of (a) the total number of meetings of the Board of Directors and (b) the total number of meetings of committees of the Board of which he served (during the period for which he served).

 Director Fees

  The directors who are not salaried employees of the Company or its subsidiaries receive an annual retainer of $12,000, payable quarterly, $1,000 per Board meeting attended and $500 for each committee meeting attended. In addition, members of the Audit Committee receive an additional $3,000 retainer, payable quarterly, and $500 per meeting attended. Directors may defer all or a portion of their fees under the Deferred Compensation Plan. Salaried employees receive no additional compensation for their services as directors.

EXECUTIVE COMPENSATION

  The following table sets forth for the fiscal years ended December 31, 1997, 1996 and 1995, the compensation for services in all capacities to the Company of those persons who were at December 31, 1997, the chief executive officer and the other four most highly compensated executive officers of the Company (the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE
                              ANNUAL COMPENSATION
                              -------------------

                                                        OTHER   RESTRICTED  NUMBER             ALL
      NAME AND                                          ANNUAL    STOCK    OF OPTION  LTIP    OTHER
   PRINCIPAL POSITION          YEAR SALARY(1)  BONUS   COMP(2)    AWARDS   SHARES(3) PAYOUTS COMP(4)
   ------------------          ---- --------- -------- -------- ---------- --------- ------- -------
George L. Graziadio, Jr.       1997 $435,000  $767,442 $270,614      0            0    $00   $13,012
 Chairman of the Board         1996  375,000   482,812  352,568      0      381,150      0    12,218
 and Chief Executive Officer,  1995  330,000   350,000  105,390      0            0      0     9,728
 Imperial Bancorp
Norman P. Creighton            1997 $435,000  $700,900 $217,167      0            0    $ 0   $17,762
 Vice Chairman of the          1996  375,000   482,812  177,874      0      381,150      0    16,968
 Board and Chief Executive     1995  330,000   350,000   85,043      0            0      0    12,725
 Officer, Imperial Bank
Daniel R. Mathis               1997 $275,000  $443,100 $ 69,117      0            0    $ 0   $13,012
 President,                    1996  160,000   167,800   39,070      0      229,843      0    12,401
 Imperial Bank                 1995  121,999    64,437   18,147      0            0      0    11,355
Eldon K. Lloyd                 1997 $220,000  $273,200 $108,104      0            0    $ 0   $13,012
 Executive Vice President,     1996  220,000   230,450  109,896      0       39,105      0    12,478
 Imperial Bank                 1995  195,000   200,000   52,685      0            0      0     9,728
Richard J. Casey               1997 $200,000  $243,500  $97,148      0            0    $ 0   $16,380
 Executive Vice President,     1996  175,000   178,467   76,234      0       51,478      0    15,303
 Imperial Bank                 1995  149,950   100,000   27,670      0            0      0    12,725

--------
(1) Compensation deferred at election of executive included in category and year earned.

(2) Includes automobile allowance, additional life, GTL, tax services, employer contribution to deferred compensation and below market interest on loans.

(3) Adjusted to reflect 8% stock dividend in February 1996, 3 for 2 stock split in October 1996, 10% stock dividend in February 1997, and 3 for 2 stock split in February 1998.

(4) These amounts represent contributions to the Company's Profit Sharing Plan, 401K Plan and Employee Stock Ownership Plan.

 Special Compensation Agreements

  In order to encourage certain executive officers to remain with the Company and to continue to devote full attention to the Company's business in the event an effort is made to obtain control of the Company, the Company has entered into Special Compensation Agreements with Messrs. G. L. Graziadio, Jr. and N. P. Creighton. These agreements provide for certain payments in the event of a change of control equal to the lesser of 2.9 times the average annual compensation of the executive officer or the largest gross special compensation amount which, in the opinion of the Company's independent auditors, will maximize the net payment to the executive after consideration of the executive's income taxes and the excise tax imposed by the Internal Revenue Code and applicable State excise tax provision. Special compensation is payable to Mr. Graziadio upon a change in control and to Mr. Creighton upon a termination after a change of control unless such termination is the result of his death, disability, retirement or good reason as defined in the agreement.

SUPPLEMENTAL COMPENSATION PLANS

  The Chairman of the Company is covered by a Death Benefit Only Plan ("DBO Plan") which, pursuant to a compensation agreement executed between the Company and Mr. Graziadio, provides for a death benefit beginning at $2,546,000.00 in year one and increasing annually to $5,085,461.00 at the end of year 15. The Company has purchased a life insurance policy to fund the death benefits under the DBO Plan.

  In 1996, the Company established a Split Dollar Life Insurance Plan to provide certain death benefits to the estate of the Company's Chairman and his spouse. The insurance policy purchased under the Plan provides for a lump sum payment to the estate of the last to survive in amounts ranging from $10.5 million in year one to $5.2 million in year 26, depending on the time of death. The Company is obligated to make annual premium payments of $830,000 with respect to the policy for a twelve year period. At the end of the 13th year, the Company will receive back an amount equal to the aggregate premiums paid without interest or earnings. The cash surrender value of the policy offsets the amount of premiums paid. The net income from the policy for the year ended December 31, 1997, approximated $98,775.

  In March 1992, the Board of Directors approved the 1992 Deferred Compensation Plan for certain senior executives, including the Chairman and other officers and directors of the Company and its subsidiaries, under which eligible executives can elect to have credited to their account a portion of covered compensation for a period of up to seven years, which compensation is matched by the participant's employer on a basis tied to the Company's return on equity, from 10% to 50%, with the amounts both deferred and contributed earning interest at a rate determined annually by the Company based, beginning September 1, 1997, on the 10-year Treasury Bond yield plus 250 basis points as determined by the Plan Committee. The participant's participation is limited to 20% of covered compensation with a maximum amount set for each participant. In addition, each participant is to receive a grant of nonstatutory stock options based on his or her contributions and level within the organization calculated to equal a portion of the amount deferred through the seven years which, when exercised, will produce a compensation deduction for income tax purposes for the employer which will offset the compensation cost of the 1992 Plan over its life, assuming appreciation in the Company's book value and the market value of its stock. The anticipated liabilities of the Company and its subsidiaries under the 1992 Plan are being accrued.

  In January 1996, the Board of Directors approved the 1996 Deferred Compensation Plan for certain senior executives, including the Chairman and other officers and directors of the Company and its subsidiaries. Under the 1996 Plan, eligible executives can elect to have credited to their account annually a portion of covered compensation which is matched by the participant's employer. The first $9,500 is matched at 50% to encourage senior executives to not participate in the Qualified 401K Plan, thereby reducing the top heavy restrictions on that Plan and allowing mid-management employees greater participation in the Qualified 401K Plan, and the balance on a basis related to the Company's return on equity, from 10% to 50%, with such amounts earning interest at a rate set annually based, beginning September 1, 1997, on the 10-year Treasury Bond yield plus 250 basis points as determined by the Plan Committee. The bonus for 1995, paid in 1996, for eligible executives could be included in the 1996 Plan. Each employee participant is limited to 20% of covered compensation and each director to 100%. The Plan allows participants to effectively roll over amounts distributable under the 1992 Plan into the 1996 Plan in 1999. The anticipated liabilities of the Company and its subsidiaries under the 1996 Plan are being accrued for financial statement purposes. To offset the Deferred Compensation Plan liability, the Company purchased life insurance policies during 1996 for which it is the beneficiary. The policies have a cash surrender value which substantially offsets the premiums paid for the policies. The net expense of the policies approximated $65,997 for the year ended December 31, 1997.

STOCK OPTION PLAN

  The 1986 Stock Option Plan was approved by the Shareholders at the 1987 Annual Meeting and amended at the 1990, 1992, 1993, 1995, 1996 and 1997 Annual Meetings. The 1986 Plan provides for stock options covering 4,339,258 shares of the Company's common stock, as adjusted for stock dividends, which may be or have been granted to key executive and supervisory personnel of the Company and its subsidiaries. Through March 1, 1998, options for 3,724,341 shares had been granted and are outstanding.

  All option prices were equal to the market value of the common stock on the date of grant and the grants were for the term of either five or ten years as provided in the Plan, with all options exercisable one-fourth or one-sixth each year after the first year following the date of grant other than options granted to directors, which are immediately vested.

      AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END
                                 OPTION VALUES

                                                               VALUE OF UNEXERCISED
                                   NUMBER OF UNEXERCISED       IN-THE-MONEY OPTIONS
                                     OPTIONS AT 12/31/97           AT 12/31/97
               SHARES    VALUE    ------------------------  --------------------------
    NAME      ACQUIRED  REALIZED  EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
    ----      -------- ---------- ------------------------- --------------------------
George L.
Graziadio,
Jr.(1)        216,598  $3,609,966     675,847         0     $17,930,973   $        0
Norman P.
Creighton(2)  366,598  $7,082,582     525,847         0     $13,483,269   $        0
Daniel R.
Mathis(3)      32,043  $  541,935      69,571   179,401     $ 1,535,418   $3,801,866
Eldon K.
Lloyd(4)       77,355  $1,454,500       9,775    44,801     $   237,926   $1,172,511
Richard J.
Casey(5)            0  $        0      69,272    49,753     $ 1,937,576   $1,250,419

--------
(1) George L. Graziadio, Jr. has 675,847 shares in unexercised director's options valued at $17,930,973 as of 12/31/97. Director's options are immediately exercisable in whole or in part and expire five years from date of grant.

(2) Norman P. Creighton has 525,847 shares in unexercised director's options. Director's options are immediately exercisable in whole or in part and expire five years from date of grant. The total value of all unexercised, in-the-money options was $13,483,269 as of 12/31/97.

(3) Daniel R. Mathis has 212,746 unexercised nonqualified options and 36,226 unexercised incentive options. The total value of all unexercised in-the-money options was $5,337,284 as of 12/31/97.

(4) Eldon K. Lloyd has 42,201 unexercised nonqualified options and 12,375 unexercised incentive options. The total value of all unexercised, in-the-money options was $1,410,437 as of 12/31/97.

(5) Richard J. Casey has 53,984 unexercised nonqualified options and 65,041 unexercised incentive options. The total value of all unexercised, in-the-money options was $3,187,995 as of 12/31/97.

                     REPORT OF THE COMPENSATION COMMITTEE

  The compensation policies of Imperial Bancorp (the "Company") are structured to link the compensation of the Chief Executive Officer and other executives of the Company with corporate performance. Through the establishment of short and long term compensation programs, the Company has aligned the financial interests of the executives with the results of the Company's performance, which are designed to put the Company in a competitive position regarding executive compensation and also to ensure corporate performance, which will enhance shareholder value. The Company participates in surveys of comparable compensation practices for financial institutions which are available to the Committee. The Committee considers the studies and surveys in determining base salary, bonus and long term stock based compensation. The Committee discusses and considers executive compensation matters and makes its decisions, subject to review by the Board.

  The Company's executive compensation philosophy is to set base salary at a conservative market rate and then to provide performance based variable compensation which allows total cash compensation to fluctuate according to the Company's earnings as well as value received by shareholders.

  The Company's deferred compensation plans allow it to defer any compensation in excess of amounts that would be deductible under applicable tax laws to assure no disallowance of compensation under "excess compensation" rules.

  In line with the overall compensation program and the objectives set by the Board annually, the Company's executive officers have a high percentage of their total compensation at risk, dependent upon the Company's financial performance.

  The increase in the base salary and bonus for Mr. Graziadio, Chairman and Chief Executive Officer, reflects the Company's results in 1997 which saw core net income, which excludes noncore income from Imperial Credit Industries, Inc., gains on the sales of Imperial Credit Industries, Inc. stock, gain on the sale of a merchant card company, discontinued operations and donations to nonprofit organizations, increasing 35.7% to $45.7 million for the year. Diluted earnings per share, based on core net income, increased to $1.12 in 1997 from $.86 in 1996. From its core operations, the Company's return on average total assets increased to 1.25% for 1997, from 1.21% in 1996. Core return on average shareholders' equity increased to 14.53% for 1997, from 12.97% in 1996. The increases in core earnings for 1997 were primarily due to growth in loans and improved net interest margin and continued growth in fee based services. Average loan balances for 1997 increased approximately 31% over 1996. Total assets increased 41% to $4.7 billion at December 31, 1997, with total loans increasing 35% and total deposits increasing 42% over the prior year-end. Nonaccrual loans decreased to $10.6 million or only 0.38% of total loans at year-end, down from $20.4 million or 0.99 % at the prior year-end. Net loan chargeoffs for the year were $7.8 million or 0.33% of average loans, compared to $8.2 million or 0.45% of average loans for the prior year. Mr. Graziadio's salary increased $60,000 or 16%, and his bonus increased $284,630 or 59%, maintaining his salary at a conservative level and concentrating his compensation on the bonus reflecting the Company's financial performance. Also, as clearly displayed on the Stock Performance Chart, the Company's stock substantially outperformed the S&P 500 index, as well as the index of Southern California Banks, reaching all time highs throughout the year to the benefit of all the Company shareholders. The compensation of the other named executives was also increased during the year corresponding to the Company's financial performance, as well as that of the Company's common stock.

  The Committee notes with sadness the passing of its late member, Dr. M. Norvel Young, who participated in the determination of 1997 compensation prior to his death, and notes the addition of Mr. LeBeau, who joined the Committee after the 1997 determinations were made. The Committee believes that the Company's overall executive compensation program reflects the success of the Company and has achieved its goal of providing competitive compensation in order to attract and retain highly qualified executives and to achieve continued increased performance from management which has and will continue to enhance shareholder value.

                                          COMPENSATION COMMITTEE

                                          Richard K. Eamer
                                          Bernard G. LeBeau

                  SHAREHOLDER RETURN PERFORMANCE PRESENTATION

  Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on Imperial's common stock against the cumulative total return of the S&P 500 Stock Index and Montgomery Securities' Western Bank Monitor for Southern California ("Southern California Banks") for the period of five fiscal years commencing January 1, 1992, and ended December 31, 1997.

        [IMPERIAL BANCORP TOTAL RETURN PERFORMANCE GRAPH APPEARS HERE]

                                               PERIOD ENDING
                           -----------------------------------------------------
          INDEX            12/31/92 12/31/93 12/31/94 12/31/95 12/31/96 12/31/97
          -----            -------- -------- -------- -------- -------- --------
Imperial Bancorp            100.00   146.47   146.51   298.55   473.79  1,070.86
S&P 500                     100.00   110.08   111.53   153.44   188.52    251.44
Southern California Banks   100.00   122.27   139.49   176.91   267.07    510.65

Data points for the years 1992-1995 of the Southern California Banks were provided by Montgomery Securities. Data points for the years 1996-1997 of the Southern California Banks were provided by SNL Securities, L.P.


 Compliance with Section 16(a) of the Securities Act of 1934

  Section 16(a) of the Securities Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's securities, to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

  To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company during the fiscal year ended December 31, 1997, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with, except for a late filing by Eldon K. Lloyd, one Form 4.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  A loan was made pursuant to the Employee Loan Program under the By-Law approved by the Shareholders at their 1984 Annual Meeting which is outstanding to Norman P. Creighton, of $450,000. The loan is unsecured and was made for the purpose of purchasing outstanding shares of the Company's stock. The loan is due on demand or the earlier of the termination of his employment or seven years from August 16, 1993, with principal payments of one seventh of the principal due annually commencing August 16, 1994, and bears interest at the rate set each year equal to 60 percent of the average of the one year and three year Treasury securities at the end of the prior calendar year. For 1998, the rate will be 3.4%.

  There is a loan to George L. Graziadio, Jr., Chairman and President of the Company, in the current amount of $2,957,917.56, which was originally to be used to repay prior loans from the Company. The loan matures at the earlier of his termination or January 1, 2002, is secured by his interest in the DBO Plan and bears interest at the rate specified above. An additional loan in the original amount of $1,500,000 was granted to Mr. Graziadio in 1990, with a current balance of $310,714.28, which is due on demand or in seven years from August 16, 1993, with one-seventh of the principal balance due annually commencing August 16, 1994, and which bears interest at the rate specified above. This loan was approved and modified by the Company's Board pursuant to the By-Law adopted by the Shareholders at the 1984 Annual Meeting.

  Under applicable state and federal law and regulations, the amount by which the interest rate applicable on the loans is less than the market rate is treated as compensation and subject to taxation. A discount on all these employee loans is being accreted to interest income over the same period as the related deferred compensation is being amortized to expense.

  E&G Development Company, an affiliate of Mr. G. L. Graziadio, Jr., subleases certain space from Imperial Bank Realty Company, Inc. ("Realty"), a wholly owned subsidiary of the Company, for a term continuing through October 31, 1998, at the current monthly rental of $583.49. The terms and conditions of this transaction were considered competitive with similar rentals in the area at the time it was entered into.

  Consulting agreements were entered into between the Bank and Robert S. Muehlenbeck, then a Director of the Bank, and Second Southern Corp., a corporation controlled by G. Louis Graziadio, III, as of November 1, 1991, pursuant to which Second Southern Corp. and Mr. Muehlenbeck, as Consultants, agreed to provide services to the Bank in the identification and implementation of an opportunity to raise capital in connection with the Bank's mortgage banking and thrift and loan activities. As a result of these activities by the Consultants, Imperial Credit Industries, Inc. ("ICI") was formed by the Bank, a registration statement filed with the Securities and Exchange Commission and the sale of shares of ICI's common stock to the public was completed for 2,290,000 shares. Under the terms of the consulting agreements, Second Southern Corp. received reimbursement for its expenses in providing the services on the basis of $12,500 per month, plus out-of-pocket expenses and, in addition, Mr. Muehlenbeck and Second Southern Corp. received fees of $125,000 and $175,000 respectively upon consummation of the public offering. A second offering of 2,500,000 shares of ICI common stock closed on May 19, 1993, at $12 per share and Second Southern Corp. and Mr. Muehlenbeck each received $549,685.65. On April 24, 1996, a third offering of 1,500,000 shares of ICI common stock was made at $26 per share and

Second Southern Corp. and Mr. Muehlenbeck each received $853,269.00. In 1997, Mr. Muehlenback entered into an amendment to the consulting agreement with the Company pursuant to which he received $5,044,083 in two payments, August and October, and the Company's obligations to him for future compensation under the consulting agreement were terminated. Second Southern Corp. will receive an incentive fee of 2 1/2% of the realized pretax gains received by the Bank when, as and if realized from the disposition of the remaining ICI securities held by the Bank, with the Bank having considered to have sold an amount equal to 20% of any such security as of January 1 of each year from 1997 through 2001, at a price equal to the arithmetic average of the daily average stock price of ICI common stock as reported by NASD during the preceding year, if such sale by the Bank has not, in fact, occurred.

LOANS BY THE BANK TO EXECUTIVE OFFICERS AND DIRECTORS

  All extensions of credit by the Bank to executive officers and directors of the Company and the Bank, if any, are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features. Such loans will generally be subject to the provisions of Federal and California law which will require them to be on terms comparable to those of transactions with similarly situated nonaffiliated persons.


              PROPOSAL 2. RATIFICATION OF INDEPENDENT ACCOUNTANTS

  The Board of Directors has selected and appointed KPMG Peat Marwick LLP independent certified public accountants, to examine the financial statements of the Company and its consolidated subsidiaries for the year ending December 31, 1998. In recognition of the important role of the independent accountants, the Board of Directors has determined that its selection of such accountants should be submitted to the Shareholders for review and ratification on an annual basis.

  KPMG Peat Marwick LLP has examined the financial statements of the Company and its consolidated subsidiaries since 1973. The appointment of KPMG Peat Marwick LLP as the Company's independent accountants for 1997 was ratified at the 1997 Annual Meeting of Shareholders.

  KPMG Peat Marwick LLP is knowledgeable of the Company's operations and accounting practices and is well qualified to act in the capacity of independent accountants. In addition to audit services relating to the Company's consolidated financial statements and various governmental reporting requirements, KPMG Peat Marwick LLP performs some nonaudit services for the Company. Fees applicable to the audit of the Company's consolidated financial statements are reviewed and approved by the Audit Committee before the services are provided. Other services are not normally approved by the Audit Committee or the Company's Board of Directors before the services are provided, but are subsequently reviewed by the Audit Committee. Management believes that the nonaudit services provided by KPMG Peat Marwick LLP have no effect on the independence of that firm.

  The affirmative vote of a majority of the shares voting on this proposal is required for its adoption. In view of the difficulty and the expense involved in changing independent accountants on short notice, if the proposal is not approved, it is contemplated that the appointment for 1998 may be permitted to stand, unless the Board of Directors finds other compelling reasons for making a change. Disapproval of the proposal will be considered as advice to the Board to select other independent accountants for the following year.

  A representative of KPMG Peat Marwick LLP is expected to be present at the Shareholders Meeting and will be provided the opportunity to make a statement and to respond to appropriate questions of Shareholders.

  ALL PROXIES HELD BY PROXY HOLDERS OF THE COMPANY WILL BE VOTED IN FAVOR OF THE RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS INDEPENDENT ACCOUNTANTS OF THE COMPANY AND ITS SUBSIDIARIES FOR 1998 AND THE BOARD OF DIRECTORS URGES YOU TO VOTE FOR THIS PROPOSAL.

                                 OTHER MATTERS

  Management is not aware of any other matters to come before the meeting. If any other matter not mentioned in this Proxy Statement is brought before the meeting, the proxy holders named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their judgement.

                     PROPOSALS FOR THE 1999 ANNUAL MEETING

  Shareholders' proposals submitted for inclusion in the Proxy Statement for the 1999 Annual Meeting must be received at the Company's Executive Offices no later than December 12, 1998.
                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Richard M. Baker

                                          Richard M. Baker
                                          Secretary

Date: April 15, 1998

                               IMPERIAL BANCORP

                                 1998 Meeting
                                 ------------
                                DIRECTION CARD

                Imperial Bancorp Employee Stock Ownership Plan

TO: American Stock Transfer and Trust Company

You are hereby directed to report to Imperial Trust Company, Trustee, to vote with respect to the proposals listed on the reverse, the number of shares of Imperial Bancorp Common Stock held for my account in the Imperial Bancorp Employee Stock Ownership Plan at the Annual Meeting of Shareholders of Imperial Bancorp on May 21, 1998, and any adjournments thereof, as follows:

                  (Continued and to be signed on other side)


                        Please date, sign and mail your
                   direction card back as soon as possible!

               Direction Card for Annual Meeting of Shareholders
                               IMPERIAL BANCORP

                                 May 21, 1998

                Please Detach and Mail in the Envelope Provided

[X] Please mark your votes                                          |
    as in this example.                                             |
                                                                    |_____

                                     WITHHOLD
                       FOR           AUTHORITY
                  all Nominees   for all Nominees
1.  ELECTION OF        [_]              [_]
    DIRECTORS

To withhold authority to vote for any individual, write that Nominee's name on the line below

--------------------------------------------------------------------------------

Nominees:   George L. Graziadio, Jr.
            Bernard G. LeBeau
            Norman P. Creighton
            Richard K. Eamer
            G. Louis Graziadio, III
            Lee E. Mikles
            Paul A. Novelly

                                               FOR        AGAINST     ABSTAIN
2.  To ratify the appointment of KPMG Peat     [_]          [_]         [_]
    Marwick LLP as independent accountants
    of the Company and its subsidiaries
    for 1998.

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS DIRECTION WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS DIRECTION WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

Signature(s)                                          Dated              , 1998
             ----------------------------------------       -------------

NOTE: Please mark, sign, date and mail this direction card promptly using the enclosed envelope.

                               IMPERIAL BANCORP

                                  1998 PROXY

         This Proxy is Solicited on Behalf of the Board of Directors.

The undersigned appoints George L. Graziadio, Jr. and Norman P. Creighton as proxies, each with the power to appoint his substitute, and authorizes them to represent and to vote as designated on the reverse, all the shares of common stock of Imperial Bancorp held of record by the undersigned on March 6, 1998, at the Annual Meeting of Shareholders to be on May 21, 1998, or any adjournments thereof.

                  (Continued and to be signed on other side)


                        Please date, sign and mail your
                     proxy card back as soon as possible!

                        Annual Meeting of Shareholders
                               IMPERIAL BANCORP

                                 May 21, 1998

                Please Detach and Mail in the Envelope Provided

[X] Please mark your votes                                          |
    as in this example.                                             |
                                                                    |_____

                                     WITHHOLD
                       FOR           AUTHORITY
                  all Nominees   for all Nominees
1.  ELECTION OF        [_]              [_]
    DIRECTORS

To withhold authority to vote for any individual, write that Nominee's name on the line below

--------------------------------------------------------------------------------

Nominees:   George L. Graziadio, Jr.
            Bernard G. LeBeau
            Norman P. Creighton
            Richard K. Eamer
            G. Louis Graziadio, III
            Lee E. Mikles
            Paul A. Novelly

                                               FOR        AGAINST     ABSTAIN
2.  To ratify the appointment of KPMG Peat     [_]          [_]         [_]
    Marwick LLP as independent accountants
    of the Company and its subsidiaries
    for 1998.

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, AS EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

Signature(s)                                          Dated              , 1998
             ----------------------------------------       -------------

NOTE: Please mark, sign, date and mail this proxy card promptly using the enclosed envelope.